Exhibit 99.1

Oceaneering Announces Record First Quarter Earnings

-- Reports First Quarter 2013 EPS Above Guidance
-- Raises 2013 EPS Guidance Range to $3.10 to $3.30
-- Initiates Second Quarter 2013 EPS Guidance of $0.81 to $0.86

April 23, 2013 - Houston, Texas - Oceaneering International, Inc. (NYSE:OII) today reported record first quarter earnings for the period ended March 31, 2013.

On revenue of $718.6 million, Oceaneering generated net income of $74.8 million, or $0.69 per share. During the corresponding period in 2012, Oceaneering reported revenue of $594.9 million and net income of $51.5 million, or $0.47 per share.

Summary of Results
(in thousands, except per share amounts)

	Three Months Ended
	March 31,		Dec. 31,
	2013	2012	2012
Revenue	$718,552	$594,893	$780,949
Gross Profit	160,375	123,303	172,528
Income from Operations	108,290	75,987	118,750
Net Income	74,849	51,455	$80,602

Diluted Earnings Per Share (EPS)	$0.69	$0.47	$0.74

Year over year, quarterly EPS increased 47% on income improvements from all operating business segments, led by Remotely Operated Vehicles (ROV) and Subsea Products. Sequentially, quarterly EPS declined, as anticipated, because of a reduction in operating income from Subsea Products as a result of project timing and Subsea Projects due to seasonality in the U.S. Gulf of Mexico (GOM).

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M. Kevin McEvoy, President and Chief Executive Officer, stated, “Our first quarter EPS was above our guidance range as we are off to a faster-than-expected start to the year. This was, to a large extent, attributable to an acceleration of the timing of forecasted work in our Asset Integrity and Advanced Technologies businesses. All of our business segments performed well, with Advanced Technologies achieving record quarterly operating income.
“Year over year, quarterly ROV operating income improved on the strength of a 13% increase in days on hire, particularly in the GOM and offshore Africa. Our fleet utilization increased to 83% from 79% a year ago. During the quarter we put six new systems into service and retired one. At the end of the quarter we had 294 vehicles in our ROV fleet, an increase of 24 from March 2012. For the balance of 2013, we expect to place 24 to 29 more new systems into service.
“Subsea Products operating income was higher due to improved demand for all of our major product lines. Our Subsea Products backlog at quarter-end was $776 million, compared to $402 million at the end of March 2012 and $681 million at the end of December 2012.

“Subsea Projects operating income increased on a full quarter of work on a field support vessel services contract offshore Angola, which commenced in February 2012. Asset Integrity operating income improved on increased service demand in most geographic areas in which we operate. Furthermore, during the first quarter of 2012, Asset Integrity results were adversely affected by a low profit contribution from operations acquired in December 2011 and poor execution on a job in the U.S. Advanced Technologies operating income was higher in 2013 on an increase in work and operational efficiency on theme park projects and submarine maintenance activity for the U.S. Navy.

“Our outlook for the rest of this year remains very positive. We continue to anticipate global demand growth for our services and products to support deepwater drilling, field development, and inspection, maintenance, and repair activities. We expect all of our operating business segments will achieve higher income in 2013 compared to 2012, notably: ROV on greater service demand to support drilling and vessel-based projects; Subsea Products on higher demand for all of our major product lines, led by subsea hardware; and Subsea Projects on a full year of work offshore Angola.

“Given this outlook and our first quarter earnings performance, we are raising our annual 2013 EPS guidance. Our new guidance range is $3.10 to $3.30, up from $3.00 to $3.25 previously. For the second quarter of 2013, we expect improvements in demand and operating results for all of our oilfield business segments. We are forecasting EPS of $0.81 to $0.86.

“Our liquidity and projected cash flow provide us with ample resources to invest in Oceaneering's growth. At the end of the quarter, our balance sheet remained conservatively capitalized with $128 million of cash, $90 million of debt, and $1.8 billion of equity. During the quarter we generated EBITDA of $160 million and for 2013 we anticipate generating at least $690 million of EBITDA. We fully intend to pursue organic growth and acquisition opportunities to expand Oceaneering's asset base and earnings capability.

“Today we announced a 22% increase in our regular quarterly cash dividend to $0.22 from $0.18 per share. This underscores our confidence in Oceaneering's financial strength and future business prospects.

“Looking beyond 2013, our belief that the oil and gas industry will continue to invest in deepwater projects remains unchanged. Deepwater remains one of the best frontiers for adding large hydrocarbon reserves with high production flow rates at relatively low finding and development costs. With our existing assets, we are well positioned to supply a wide range of services and products to safely support the deepwater efforts of our customers.”

Statements in this press release that express a belief, expectation, or intention are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering's: expected number of ROVs to be placed in service in 2013; statements about backlog, to the extent backlog may be an indicator of future revenue or profitability; positive outlook for the rest of 2013; continued anticipation of global demand growth to support deepwater drilling, field development, and inspection, maintenance, and repair activities; expectation that all of its operating business segments will achieve higher income in 2013 compared to 2012, and the basis for such growth in ROV, Subsea Products, and Subsea Projects; 2013 EPS guidance range; expectation of improvements in demand and operating results for all oilfield business segments in the second quarter of 2013; second quarter 2013 EPS guidance range; belief that its liquidity and projected cash flow provide ample resources to invest in the company's growth; anticipated minimum 2013 EBITDA; stated intent to pursue organic growth and acquisition opportunities to expand its asset base and earnings capability; confidence in its financial strength and future business prospects; belief that the oil and gas industry will continue to invest in deepwater projects; and belief that deepwater remains one of the best frontiers for adding large hydrocarbon reserves with high production flow rates at relatively low finding and development costs. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. For a more complete discussion of these risk factors, please see Oceaneering's latest annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

We define EBITDA as net income plus provision for income taxes, interest expense, net, and, depreciation and amortization. EBITDA is a non-GAAP financial measure. We have included EBITDA disclosures in this press release because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry. Our presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to and not as an alternative for our reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. For a reconciliation of our EBITDA amounts to the most directly comparable GAAP financial measures, please see the attached schedule.

Oceaneering is a global oilfield provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense, entertainment, and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations,
Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; E‑Mail investorrelations@oceaneering.com. A live webcast of the company's earnings release conference call, scheduled for Wednesday, April 24, 2013 at 11:00 a.m. Eastern, can be accessed at www.oceaneering.com/investor-relations/.

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OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

		Mar 31, 2013	Dec 31, 2012
		(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $127,990 and $120,549)		$1,191,025	$1,202,990
Net Property and Equipment		1,060,190	1,025,132
Other Assets		520,406	539,996
TOTAL ASSETS		$2,771,621	$2,768,118

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities		$598,239	$617,185
Long-term Debt		90,000	94,000
Other Long-term Liabilities		249,308	241,473
Shareholders' Equity		1,834,074	1,815,460
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY		$2,771,621	$2,768,118

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended
	Mar 31, 2013	Mar 31, 2012	Dec 31, 2012
	(in thousands, except per share amounts)

Revenue	$718,552	$594,893	$780,949
Cost of services and products	558,177	471,590	608,421
Gross Profit	160,375	123,303	172,528
Selling, general and administrative expense	52,085	47,316	53,778
Income from Operations	108,290	75,987	118,750
Interest income	190	344	573
Interest expense	(763)	(545)	(1,135)
Equity earnings of unconsolidated affiliates, net	161	804	332
Other income (expense), net	1,390	(1,473)	(853)
Income before income taxes	109,268	75,117	117,667
Provision for income taxes	34,419	23,662	37,065
Net Income	$74,849	$51,455	$80,602

Weighted Average Number of Diluted Common Shares	108,612	108,761	108,558
Diluted Earnings per Share	$0.69	$0.47	$0.74

The above Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Income should be read in conjunction with the Company's latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SEGMENT INFORMATION
		For the Three Months Ended
		Mar 31, 2013	Mar 31, 2012	Dec 31, 2012
		($ in thousands)

Remotely Operated Vehicles	Revenue	$229,628	$193,971	$226,098
Gross Profit		$76,154	$66,392	$72,836
Operating income		$65,835	$56,933	$61,147
Operating margin		29%	29%	27%
Days available		26,215	24,246	26,599
Utilization		83%	79%	79%

Subsea Products	Revenue	$214,005	$172,081	$249,553
Gross Profit		$62,345	$46,781	$72,196
Operating income		$42,779	$29,510	$53,866
Operating margin		20%	17%	22%
Backlog		$776,000	$402,000	$681,000

Subsea Projects	Revenue	$88,455	$72,676	$114,728
Gross Profit		$14,921	$11,911	$26,682
Operating income		$11,620	$7,567	$22,160
Operating margin		13%	10%	19%

Asset Integrity	Revenue	$114,849	$93,456	$114,677
Gross Profit		$19,039	$12,230	$14,465
Operating income		$12,339	$6,538	$7,658
Operating margin		11%	7%	7%

Advanced Technologies	Revenue	$71,615	$62,709	$75,893
Gross Profit		$13,308	$7,723	$10,279
Operating income		$8,676	$3,509	$5,635
Operating margin		12%	6%	7%

Unallocated Expenses	Gross Profit	$(25,392)	$(21,734)	$(23,930)
Operating income		$(32,959)	$(28,070)	$(31,716)

TOTAL	Revenue	$718,552	$594,893	$780,949
Gross Profit		$160,375	$123,303	$172,528
Operating income		$108,290	$75,987	$118,750
Operating margin		15%	13%	15%

SELECTED CASH FLOW INFORMATION
Capital expenditures, including acquisitions		$94,177	$92,677	$84,050
Depreciation and Amortization		$49,852	$40,588	$49,410

The above should be read in conjunction with the Company's latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

	For the Three Months Ended
	Mar 31, 2013	Mar 31, 2012	Dec 31, 2012
	(in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

Net Income	$74,849	$51,455	$80,602
Depreciation and Amortization	49,852	40,588	49,410
Subtotal	124,701	92,043	130,012
Interest Expense, Net	573	201	562
Provision for Income Taxes	34,419	23,662	37,065
EBITDA	$159,693	$115,906	$167,639

	2013 Estimates
	Low	High
	(in thousands)

Net Income	$335,000	$360,000
Depreciation and Amortization	200,000	210,000
Subtotal	535,000	570,000
Interest Income/Expense, Net	—	—
Provision for Income Taxes	155,000	165,000
EBITDA	$690,000	$735,000